SHAREHOLDER  MEETING
On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 38,496,382 shares of beneficial interest were voted at the meeting.

Shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                                WITHHELD
                                       FOR                      AUTHORITY
James F. Carlin                      168,039,453                2,013,306
Richard P. Chapman Jr.               168,025,008                2,027,751
William H. Cunningham                167,995,572                2,057,187
Ronald R. Dion                       168,021,278                2,031,482
Charles L. Ladner                    168,029,802                2,022,957
John H. Moore                        168,050,299                2,002,460
Patti McGill Peterson                167,965,409                2,087,350
Steven R. Pruchansky                 168,057,945                1,994,814
James A. Sheperdson                  167,980,468                2,072,291